Exhibit (a)(1)(C)

ELECTION OF ELIGIBLE OPTIONS

CUTERA, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS

ELECTION FORM

THE OFFER EXPIRES AT 9 P.M., PACIFIC TIME, ON JULY 6, 2009, UNLESS THE OFFER IS

EXTENDED

Before signing this Election Form, please make sure you have received, read and understand the documents that make up this Offer, including:

(1) the Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange” or the “Offer”);

(2) this Election Form;

(3) the Instructions Forming Part of the Terms and Conditions of the Offer (the “Instructions”), included as Appendix 1 of this Election Form; and

(4) the Agreement to Terms of Election (“Election Agreement”), included as Appendix 2 of this Election Form before completing and signing this form.

The Offer is subject to the terms of these documents (or as amended). The Offer provides Eligible Employees who hold Eligible Options the opportunity to exchange these options for New Options as set forth in Section 2 of the Offer to Exchange. This Offer expires at 9:00 p.m., Pacific Time, on July 6, 2009, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

If you wish to participate in the Offer, please check the “Yes” box in the “Exchange Entire Eligible Option” column. Please note that if the “No” box is checked under the “Exchange Entire Eligible Option” column, the Eligible Option will not be exchanged and your Eligible Option will remain outstanding subject to its original terms.

Original Grant Date	Option Number	Exercise Price Per Share	Shares Subject to Eligible Options	Option Exchange Ratio	New Options to be Granted	Exchange Entire Eligible Option
☐ Yes, exchange Eligible Option ☐ No, retain Eligible Option
☐ Yes, exchange Eligible Option ☐ No, retain Eligible Option
☐ Yes, exchange Eligible Option ☐ No, retain Eligible Option
☐ Yes, exchange Eligible Option ☐ No, retain Eligible Option

Each New Option will vest no sooner than six (6) months after the New Option Grant Date and will continue to vest on the date six (6) months after each original vesting date of the Eligible Options you surrender, subject to your continued service to Cutera, Inc. or its subsidiaries or affiliates (“Cutera” or the “Company”) through each relevant vesting date. As a result, if your service with Cutera terminates (for any reason or no reason) before the six (6) month anniversary of the New Option Grant Date, your New Options will expire unvested, and you will not be able to exercise any portion of your New Options.

Please note that you may change or withdraw your election by delivering a new properly completed and signed Election Form prior to the Expiration Date, which will be 9:00 p.m., Pacific Time, on July 6, 2009, unless we extend the Offer. The last valid election in place prior to the expiration of the Offer shall control.

BY YOUR SIGNATURE AND DELIVERY OF THIS ELECTION FORM, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS AND CONFIRM THAT YOU HAVE READ AND AGREED TO THE AGREEMENT TO THE TERMS OF ELECTION ATTACHED HERETO.

[Signature Page Follows]

(Signature of Optionee or Authorized Signatory)

(Optionee’s Name, please print in full)

Date: , 2009

Address:

E-mail address:

FAX OR HAND DELIVER THIS ENTIRE ELECTION FORM TO ABBEY BAUTISTA NO LATER

THAN 9:00 P.M., PACIFIC TIME, ON JULY 6, 2009.

(Fax to (415) 715-3563)

DELIVERY OF YOUR ELECTION FORM OTHER THAN VIA FACSIMILE OR HAND

DELIVERY, OR TO A NUMBER OTHER THAN THE FACSIMILE NUMBER ABOVE, WILL NOT

CONSTITUTE VALID DELIVERY.

[SIGNATURE PAGE TO ELECTION FORM]

APPENDIX 1

CUTERA, INC.

INSTRUCTIONS FORMING PART OF THE

TERMS AND CONDITIONS OF THE OFFER

1. Definitions. All terms used but not defined herein have the meanings given to such terms in the Offer to Exchange Certain Outstanding Options for New Options, dated June 8, 2009 (the “Offer to Exchange”).

2. Delivery of Election Form. A properly completed and duly executed Election Form must be received by Cutera via facsimile or by hand delivery by 9:00 p.m. Pacific Time on July 6, 2009 (unless the Offer is extended) to:

Abbey Bautista

Cutera, Inc.

3240 Bayshore Blvd.

Brisbane, California 94005

Fax: (415) 715-3563

We will not accept delivery of any Election Form after expiration of the Offer. If we do not receive a properly completed and duly executed Election Form from you before the expiration of the Offer, we will not accept your Eligible Options for exchange, and such Eligible Options will not be exchanged pursuant to this Offer. In all cases, you should allow sufficient time to ensure timely delivery. Only documents that are complete, signed and actually received by Ms. Bautista by the deadline will be accepted. Documents submitted by any other means, including U.S. mail or other post and Federal Express (or similar delivery service) are not permitted.

Cutera intends to confirm the receipt of your Election Form by e-mail within two (2) U.S. business days of receipt of your Election Form. If you have not received an e-mail, we recommend that you confirm that we have received your Election Form by e-mailing (abautista@cutera.com) or calling Ms. Abbey Bautista at (415) 657-5563.

You may change your mind after you have submitted an Election Form and submit a new Election Form at any time before the Expiration Date, which is expected to be July 6, 2009, at 9:00 p.m. Pacific Time, unless the Offer is extended. If we extend the Expiration Date, you may submit a new Election Form with respect to some or all of your Eligible Options at any time until the extended Offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before 9:00 p.m. Pacific Time on July 6, 2009 (unless we extend the Offer).

To validly change or withdraw your election, you must properly complete and deliver a new Election Form to Abbey Bautista (fax and address above) at Cutera via facsimile or by hand delivery by 9:00 p.m. Pacific Time on July 6, 2009 (unless the Offer is extended).

You should make a copy of your new, completed Election Form and keep those documents with your other records for the Offer.

While participation in the Offer is completely voluntary, if you elect not to exchange some or all of your Eligible Options pursuant to the Offer, then you will retain the Eligible Options under their original terms.

3. Exchange. If you intend to exchange your Eligible Options pursuant to the Offer, you must properly complete and deliver a duly executed and dated Election Form.

4. Signatures on This Election Form. If this Election Form is signed by the holder of the Eligible Options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the Eligible Options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Cutera of the authority of that person to act in that capacity must be submitted with this Election Form.

5. Requests for Assistance or Additional Copies. Any questions concerning this Offer and any requests for additional copies of the Offer documents or this Election Form may be directed to Abbey Bautista, our stock administrator, at (415) 657-5563 or abautista@cutera.com. Copies will be furnished promptly at Cutera’s expense.

6. Reservation of Rights. Cutera reserves the right, at our discretion, at any time, to extend the period of time during which the Offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this Offer is open, we will give you written notice of the extension and delay, as described below. If we extend the Expiration Date, we will also extend your right to make or withdraw elections with respect to Eligible Options until such extended Expiration Date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the day of the previously scheduled Expiration Date.

We also reserve the right, in our reasonable judgment, before the Expiration Date to terminate or amend the Offer by giving written notice of the termination or postponement to you or by making a public announcement of the termination.

Subject to compliance with applicable law, we further reserve the right, before the Expiration Date, in our discretion, to amend the Offer in any respect, including by decreasing or increasing the consideration offered in this Offer or by decreasing or increasing the number of options being sought in this Offer.

7. Important Tax Information. You should refer to Section 14 of the Offer to Exchange, which contains material U.S. federal income tax information concerning the Offer. We strongly recommend that you consult your financial, legal and/or tax advisors with respect to the U.S. federal, state, local and any non-U.S. tax or other legal consequences of participating or not participating in the Offer.

IMPORTANT: IN ORDER FOR YOU TO PARTICIPATE, A VALID, COMPLETED AND

SIGNED ELECTION FORM MUST BE RECEIVED BY CUTERA BY 9:00 P.M. PACIFIC TIME ON

JULY 6, 2009 (UNLESS WE EXTEND THE OFFER).

APPENDIX 2

CUTERA, INC.

AGREEMENT TO TERMS OF ELECTION

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFERING DOCUMENTS.

By electing to exchange my Eligible Options, I understand and agree to all of the following:

1. I hereby agree to exchange my Eligible Options for New Options as indicated on the Election Form in accordance with the terms of the Offer as set forth in the Offer to Exchange, dated June 8, 2009, of which I hereby acknowledge receipt. Each Eligible Option indicated on the Election Form will be cancelled on July 6, 2009 or, if the Offer is extended, on the extended Expiration Date. The New Options will be granted to me on July 6, 2009 in accordance with the terms of the Offer or, if the Offer is extended, on the date of the expiration of the Offer.

2. The Offer is currently set to expire at 9:00 p.m. Pacific Time on July 6, 2009, unless Cutera in its discretion, extends the period of time during which the Offer will remain open.

3. If I cease to be employed by Cutera or its subsidiaries or affiliates before Cutera grants me New Options in exchange for my Eligible Options, I will not receive any New Options. Instead, I will keep my current Eligible Options, and they will expire in accordance with their terms.

4. Until July 6, 2009, I will have the right to amend the elections that I have made with respect to some or all of my Eligible Options that I elected to exchange. However, after that date I will have no ability to amend my election unless the Offer is extended. The only exception is that if Cutera has not accepted my options by August 3, 2009, I may withdraw my options at any time thereafter. The last properly submitted election prior to the expiration of the Offer shall be binding. Until the Offer period closes on July 6, 2009, I may withdraw my tendered Eligible Options at any time prior to Cutera’s acceptance of such options for exchange pursuant to the Offer.

5. The tender of some or all of my Eligible Options will constitute my acceptance of all of the terms and conditions of the Offer. Acceptance by Cutera of my Eligible Options for exchange pursuant to the Offer will constitute a binding agreement between Cutera and me upon the terms and subject to the conditions of the Offer.

6. I am the registered holder of the Eligible Options tendered hereby, and my name and other information appearing on the Election Form are true and correct.

7. I am not required to tender some or all of my Eligible Options pursuant to the Offer.

8. Cutera and/or any independent firms hired with respect to the Offer cannot give me legal, tax or investment advice with respect to the Offer, and I have been advised to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the Offer.

9. Under certain circumstances set forth in the Offer to Exchange, Cutera may terminate or amend the Offer and postpone its acceptance of the Eligible Options I have elected to exchange. Should the Eligible Options tendered herewith not be accepted for exchange, such options will continue to be governed by their original terms and conditions.

10. I understand that, if I do not clearly mark the box electing to exchange each of my Eligible Options on the Election Form, such Eligible Options will not be exchanged.

I understand that neither Cutera nor the Board of Directors of Cutera is making any recommendation as to whether I should accept or refrain from accepting the Offer, and that I must make my own decision whether to tender my Eligible Options, taking into account my own personal circumstances and preferences. I understand that the Exchanged Options may decline in value when I decide to exercise such options. I further understand that past and current market prices of Cutera common stock may provide little or no basis for predicting what the market price of Cutera common stock will be when Cutera grants me New Options in exchange for my tendered Eligible Options or at any other time in the future.

Please read the Offer to Exchange; the Instructions; the Election Form; and the Agreement to Terms of Election.